UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OneSpan Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS OFFSHORE I SP I

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

Sarika Garg

Sagar Gupta

Michael J. McConnell

Rinki Sethi

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, the “Investor Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of OneSpan Inc., a Delaware corporation (the “Company”).

Item 1: On April 15, 2021, Legion Partners Holdings issued the below press release and a public letter to shareholders of the Company. The letter to shareholders is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

LEGION PARTNERS FILES DEFINITIVE PROXY STATEMENT AND ISSUES LETTER TO ONESPAN SHAREHOLDERS

Believes Board Change is Needed to Improve Oversight and Reverse OneSpan’s Pattern of Failing Shareholders

Highlights Pathways for Unlocking Company’s Value Potential by Transforming into a Software Pure Play

Legion Has Recruited World-Class Group Who Have Overseen, Led and Invested in Numerous Successful Modern Public Software Companies

Urges Shareholders to Vote for Legion’s Four Director Nominees on the WHITE Proxy Card Today

LOS ANGELES, Calif. – (April 15, 2021) – Legion Partners Asset Management, LLC, which, together with its affiliates (collectively, “Legion Partners”), beneficially owns 2,790,121 shares of common stock of OneSpan Inc. (“OneSpan” or the “Company”) (Nasdaq: OSPN), representing approximately 6.9% of the outstanding stock, today announced the filing of its definitive proxy statement and issued an open letter to stockholders in connection with its nomination of four highly-qualified independent directors for election to the Company’s Board of Directors (the “Board”) at the Company’s 2021 Annual Meeting of Stockholders (“Annual Meeting”): Sarika Garg, Sagar Gupta, Michael J. McConnell and Rinki Sethi. The Company has not set the date or time for the Annual Meeting.

The full text of the letter is available at www.ProtectOneSpan.com.

In the letter, Legion outlines its case for Board refreshment at OneSpan. Legion is the second-largest institutional stockholder of OneSpan and has repeatedly attempted to engage constructively with the Board and management team for years to help improve OneSpan’s persistently low valuation. Unfortunately, the Board has consistently dismissed several ideas to unlock stockholder value – ideas that Legion believes have widespread support amongst OneSpan’s stockholder base.

Key points highlighted in the letter include:

•	Over the past two years the Company has added new directors and seen the long overdue resignations of two long-tenured directors. Legion believes these incremental changes were only driven by its pressure for change and would not have occurred without this involvement. While Legion welcomes fresh perspectives, we find most of their recent additions generally lack relevant skillsets in cloud-first recurring revenue.

•	Even with these reactive steps, not enough has been done to alter the base of power in the boardroom and reverse the severe underperformance of OneSpan’s stock.

•	If the Company were to monetize the declining Hardware business and transform OneSpan into a pure play software company, we believe OneSpan shares would likely rerate closer to peer levels, or roughly 70% higher than current levels.

•	Stockholders should no longer trust the capital allocation abilities of a Board that has overseen and approved a long list of 13 questionable acquisitions, some of which were outright failures.

•	Of the four incumbent directors Legion is seeking to replace, three hold key leadership positions yet possess virtually no pertinent industry experience relevant to OneSpan’s go-forward strategy of becoming a cloud-first recurring revenue software company.

•	Legion believes its nominees, if elected, would bring unique and diverse perspectives to the Board and seek to work collaboratively with the remaining directors to explore all opportunities to unlock value for stockholders.

PLEASE VOTE FOR LEGION’S FOUR NOMINEES ON THE WHITE PROXY CARD TODAY

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

Investor Contact:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:

Sloane & Company

Joe Germani / Dan Zacchei

jgermani@sloanepr.com / dzacchei@sloanepr.com

Item 2: Also on April 15, 2021, the Investor Group posted the following materials to https://protectonespan.com: